Exhibit 99.1

NEWS RELEASE

Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Structural Towers, Inc. Files Litigation
Against Suzlon Wind Energy Corporation

DALLAS – January 4, 2012 – Trinity Structural Towers, Inc. (“TSTI”), a subsidiary of Trinity Industries, Inc. (NYSE: TRN), announced today that it filed a breach of contract law suit against Suzlon Wind Energy Corporation (“Suzlon”) for failure to comply with its purchasing obligations for structural wind towers from TSTI pursuant to the 2008 Supply Agreement (“the Agreement”) between the two companies. The law suit was filed in the District Court of Dallas County.

In accordance with the Agreement, Suzlon agreed to purchase approximately $377.3 million worth of TSTI-manufactured 80-meter wind towers on a scheduled basis through 2011. Following the execution of the Agreement, TSTI and Suzlon mutually agreed to amend the Agreement on two separate occasions, ultimately resulting in an additional $123.8 million worth of wind towers to be purchased and extending the delivery timeframe of wind towers through 2013.

To date, TSTI has produced and delivered approximately $88.6 million worth of wind towers, excluding price adjustments related to materials costs, applicable to the aggregate wind tower purchase obligation agreed upon under the Agreement, as amended. TSTI claims that Suzlon has breached its contractual purchase obligations for 2010 and 2011 by failing to take delivery of its obligated number of wind towers during this period. In addition, Suzlon has not yet secured its 2012 and 2013 production space for its obligated purchase of wind towers in each of these years.

TSTI has incurred, and continues to incur, damages as a result of Suzlon’s alleged breach of its purchase obligations. TSTI has been, and remains willing and able, to perform its obligations under the agreement, as amended.

Suzlon’s remaining purchase commitment under the Agreement, as amended, represents approximately $412.5 million of TSTI’s total wind tower backlog of approximately $929.5 million as reported on September 30, 2011. The wind towers pertaining to the Agreement remain in TSTI’s backlog, pending an outcome in the litigation.

Trinity Structural Towers, Inc. is a wholly-owned subsidiary of Trinity Industries, Inc., and is a leading manufacturer of structural wind towers in North America.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group, which includes the financial results for Trinity Structural Towers, Inc. For more information, visit: www.trin.net.